EXHIBIT 99.1

MAGNETEK	NEWS

At Magnetek	FRB/Weber Shandwick
Robert Murray	General Info: John McNamara
Magnetek, Inc.	Analyst Info: Peter Seltzberg
615/316-5270	212/445-8000
bmurray@magnetek.com

MAGNETEK ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

•                  3Q '03 revenue was $53.2 million, up 20% from 3Q '02 and up 4% from 2Q '03.

•                  Quarterly loss amounted to $.23 per share vs. income of $.01 per share last year.

•                  Settlement of lawsuit with Bank of America accounted for $. 14 of 3Q '03 loss.

LOS ANGELES, CA, APRIL 23, 2003 — Magnetek, Inc. (NYSE:  MAG) today announced its results for the third quarter and first nine months of fiscal 2003, ended March 30, 2003.  Revenue for the quarter was $53.2 million, up 20% from $44.4 million in the third quarter of fiscal 2002 and up 4% from $51.3 million in the second quarter of fiscal 2003.  The Company reported a net loss of $.23 per share in the quarter, including $.14 attributable to the settlement of a lawsuit with Bank of America (BofA), versus net income of $.01 per share in the third quarter of fiscal 2002.

Magnetek's revenue in the first nine months of fiscal 2003 totaled $147.3 million, up 2% from $144.0 million in the same period of fiscal 2002.  The Company lost $1.27 per share in the first nine months of fiscal 2003, including the $.14 resulting from the BofA settlement and a $.93 non-cash loss attributable to asset impairment charges offset by a gain on the termination of a retiree medical plan. This compares with net income of $.08 a share in the first nine months of fiscal 2002.

Operating Results

According to chief executive Andrew Galef, Magnetek's sales and bookings have been growing throughout fiscal 2003. However, growth slowed in the third quarter in the industrial controls business, which, combined with the weakness of the dollar versus the euro, produced lower-than-expected gross profit in the third quarter.

Mr. Galef said that Magnetek's core Power Electronics Group (PEG), which accounted for 60% of the Company's total revenue in the third quarter, up from 57% in the second quarter, continues to enjoy increasing sales in all of its markets, including telecom, information technology (IT), consumer products, transportation and automation. PEG quoted on 92 programs and won 27 in the third quarter, compared to 75 quotes and 17 wins in the prior quarter. Most of PEG's manufacturing costs are in euro, while a substantial portion of its sales are in dollars. Weakness in the dollar against the euro therefore reduces PEG's profitability and was primarily responsible for Magnetek's less-than-anticipated gross profit.

Also contributing to the gross-profit decline were capital project postponements by customers affecting Magnetek's Industrial Controls Group (ICG), which accounted for 29% of revenue in the third quarter, down from 33% in the second quarter.

The Company's Telecom Power Group (TPG), which accounted for 11% of revenue in the third quarter, up from 10% in the second quarter, has incurred losses throughout fiscal 2003. TPG's management was changed in the third quarter, and certain service operations that have been unprofitable are now being outsourced. The Group's focus has been shifted primarily to systems for wireless system operators, which is having some success.

Despite difficult market conditions, Magnetek continued to increase its investments in R&D and marketing in the third fiscal quarter. Although adding to operating costs, these expenditures also enabled the Company to gain shares of custom-product markets, which accounted for most of its quarterly revenue growth, and to establish new channels to market. Joining Symmetry Engineering as stocking distributors of Magnetek's new international-standard product line were Arrow Electronics, one of America's largest electronics distributors, Azzurri Technology, Europe's fastest growing technical distributor, and ProSoft Ltd., a leading electronics distribution company serving Eastem Europe, Russia and the Baltics.

Magnetek's book-to-bill ratio at the end of the third quarter was 1.08:1, and its order backlog stood at $54.3 million versus $48.4 million at the end of the second quarter.

Financial Condition

As reported on March 31, Magnetek negotiated an amendment to its existing credit agreement with its domestic banks during the third quarter of fiscal 2003.  The amendment reduced the banks' lending commitment to $16 million from $40 million.  Although the Company has sufficient resources to fund operations and near-term commitments, management is exploring alternatives to increase borrowing capacity, including an asset-based lending facility to replace the amended domestic credit line, as well as long-term financing secured by real property.

This morning, at 11:00 a.m. Eastern time, Mr. Galef and other members of management will host a conference call to discuss Magnetek's third-quarter results.  The call will be available on the Internet at www.vcall.com and on Magnetek's website, www.magnetek.com.  Those interested in listening should register early to download and install any necessary audio software. For those who cannot listen to the webcast live, a replay will be available on Magnetek's website through April 30, 2003.

Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,500 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second half of the fiscal year ending June 30, 2003 and expectations regarding anticipated recovery in certain markets served by the Company.  These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, the lack of certainty as to when and how market recoveries may manifest themselves and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.

Consolidated Results of Operations

(in thousands except per share data)

	Three months ended March 31, (Unaudited)		Nine months ended March 31, (Unaudited)
Results of Operations:	2003	2002	2003	2002
Net sales	$53,223	$44,444	$147,317	$143,987
Cost of sales (1)	42,893	33,917	120,961	110,689
Gross profit	10,330	10,527	26,356	33,298
Research and development	2,998	2,472	8,456	7,237
Selling, general and administrative	10,161	7,499	29,237	23,237
Gain from termination of retiree medical plan	—	—	(27,771)	—
Asset impairment (2)	—	—	34,358	—
Income (loss) from operations	(2,829)	556	(17,924)	2,824
Interest and other (income) expense (3)	3,889	68	4,308	(158)
Income (loss) before provision for income taxes	(6,718)	488	(22,232)	2,982
Provision (benefit) for income taxes	(1,308)	186	7,620	1,134
Net income (loss)	$(5,410)	$302	$(29,852)	1,848
Per common share:
Net income (loss) per common share-basic	$(0.23)	$0.01	$(1.27)	$0.08
Net income (loss) per common share-diluted	$(0.23)	$0.01	$(1.27)	$0.08

Weighted average shares outstanding
Basic	23,525	22,455	23,519	22,505
Diluted	23,525	22,850	23,519	22,846

(1)          Includes $4.7 million charge for telecom-related inventory in nine month period ended March 31, 2003

(2)          Includes $33.4 million charge for telecom-related goodwill, $0.6 million for fixed assets, and $0.3 million for accounts receivable

(3)          Includes $3.3 million charge for settlement of litigation in three-and nine-month periods ended March 31, 2003

Balance Sheet Data:	March 31, 2003	June 30, 2002
Working Capital (excluding current portion of LTD)	$53,421	$56,508
Total Assets	270,325	304,891
Total long-term debt (including current portion)	14,725	4,124
Common stockholders' equity	116,718	142,819

	Three months ended March 31, (Unaudited)		Nine months ended March 31, (Unaudited)
Other Data:	2003	2002	2003	2002
Depreciation and amortization	$2,357	$2,056	$6,938	$6,553
Capital expenditures	$1,968	$1,049	$4,672	$5,363

Magnetek, Inc.

Consolidated Balance Sheet

(in thousands)

	March 31, 2003	June 30, 2002
Cash	$1,712	$4,816
Accounts receivable	42,199	41,532
Inventory	48,411	45,338
Prepaid and other	10,987	8,767
Total current assets	103,309	100,453

Net PP&E	31,470	31,973
Goodwill	61,778	95,533
Prepaid pension and other assets	73,768	76,932
Total assets	$270,325	$304,891

Accounts payable	$32,105	$25,386
Accrued liabilities	17,783	18,559
Current portion of long term debt	5,101	407
Total current liabilities	54,989	44,352

Long-term debt, net of current portion	9,624	3,717
Other long-term obligations	80,892	114,003
Deferred income taxes	8,102	—

Common stock	236	236
Paid in capital in excess of par value	106,464	106,216
Retained earnings	85,951	115,803
Accumulated other comprehensive loss	(75,933)	(79,436)
Total stockholders' equity	116,718	142,819

Total liabilities and equity	$270,325	$304,891